                               NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Mickey Foster
Vice President
Corporate and Investor Relations
(732) 933-5140

MILLENNIUM CHEMICALS ANTICIPATES LOWER
EARNINGS FOR THIRD QUARTER 2001

--Progress reported on cost reduction programs--

London, England and Red Bank, New Jersey, October 1, 2001 – Millennium Chemicals (NYSE - MCH) (“Millennium”) announced today that it currently expects to report earnings for the third quarter of 2001 slightly below the lower end of the range of analysts’ currently published expectations. Millennium expects to release third quarter results on Tuesday, October 30, 2001.

William M. Landuyt, Chairman and Chief Executive Officer of Millennium, said, “Earnings continue to be negatively affected by weaker than anticipated demand and pricing for petrochemical products, including acetyls and Equistar’s principal products, ethylene and polyethylene. Earnings expectations for titanium dioxide and fragrance and flavor chemicals remain unchanged from previous guidance, and results comparable to the second quarter are still expected. We continue to optimize our cash flow, including lowering capital spending and aggressively improving our cost structure in this sluggish worldwide economy and difficult market environment. Our selling, development and administrative costs are expected to decline about 35 percent in the third quarter compared to the same period last year. Net debt is expected to be at or slightly below levels reported at the end of the second quarter.”

EQUISTAR

Millennium owns a 29.5 percent share in Equistar, which is expected to report continued poor operating results for the third quarter as ethylene and polyethylene pricing and margins have fallen more than previously expected during the quarter-to-date, reflecting new industry capacity and reduced demand due to the effects of the U.S. economic slowdown. As previously disclosed by Equistar in a public filing, losses are currently expected to exceed those reported in the first quarter of 2001.

ACETYLS

The Acetyls segment reported second quarter EBITDA of $10 million. The third quarter EBITDA could be half of the second quarter 2001 EBITDA primarily due to lower vinyl acetate monomer and acetic acid prices resulting from weakening global demand, the declining cost of ethylene and natural gas, and additional supply in the market from new industry capacity.

Production rates have been reduced, as a result of weak demand, and unfavorable natural gas hedges will continue to affect costs over the next six months on a gradually declining schedule. These hedges are forecast to negatively impact pretax profits by as much as $8 million in the third quarter versus results had the hedges not been in place.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals Inc. is:

  The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride, and other products, including cadmium/selenium pigments and silica gel;
  The second-largest producer of acetic acid and vinyl acetate monomer in North America, and through its partnership interest in La Porte Methanol Company, LP, a partner in a leading U.S. producer of methanol;
  A leading producer of fragrance chemicals; and,
  Through its partnership interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene, and the third-largest producer of polyethylene in North America and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The statements in this press release that are not historical facts are or may be deemed to be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of strategy or risks and uncertainties. These statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the segments of the chemical industry in which the Company and Equistar operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industry segments to capacity additions; general economic conditions in the geographic regions where the Company and Equistar generate sales, and the impact of government regulation and other external factors; the ability of Equistar to distribute cash to its partners and uncertainties arising from the shared control of Equistar and the Company's future capital commitments for Equistar; changes in the cost of energy and raw materials; the ability of raw material suppliers to fulfill their commitments; the ability of the Company and Equistar to achieve their productivity improvement and cost reduction targets; the occurrence of operating problems at manufacturing facilities of the Company or Equistar; fluctuations in currency exchange rates and other risks of doing business abroad; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters; pricing and other competitive pressures; exposure to legal proceedings relating to present and former operations (including proceedings based on exposure to lead pigments, asbestos and other materials) and other claims; and tax and indemnification liabilities arising from the Company's dual tax residence in the United States and the United Kingdom. A further description of these risks, uncertainties and other matters can be found in the Company's Current Report on Form 8-K dated July 26, 2001.

The Company disclaims any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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